Exhibit 10.9

ASSUMPTION AGREEMENT
CONCERNING
TRANSACTION AGREEMENT OBLIGATIONS

This ASSUMPTION AGREEMENT CONCERNING TRANSACTION AGREEMENT OBLIGATIONS is made and entered into as of April 15, 2019 (the “Assumption Agreement”), by and among Expedia Group, Inc., a Delaware corporation (“Parent”), Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”), Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”), Mr. Barry Diller (“Diller”), Mr. John C. Malone (“Malone”) and Mrs. Leslie Malone  (“Mrs. Malone” and, together with Malone, the “Malone Group”).  Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company, Qurate Retail, the members of the Malone Group and Diller previously entered into an Amended and Restated Transaction Agreement, dated as of September 22, 2016, as amended by the letter agreement dated March 6, 2018 (the “Pre-Amendment Transaction Agreement”), which Pre-Amendment Transaction Agreement was further amended (as so amended, the “Transaction Agreement”) by Amendment No. 2 to the Transaction Agreement, dated April 15, 2019,  among the parties to the Pre-Amendment Transaction Agreement (“Amendment No. 2 to the Transaction Agreement”);

WHEREAS, pursuant to the provisions of Amendment No. 2 to the Transaction Agreement and the Transaction Agreement, on April 15, 2019, the Transaction Agreement terminated in accordance with its terms, with the effects set forth in the last paragraph of Section 15(b) thereof, providing for, among other things, the survival following such termination of Section 8 of the Transaction Agreement;

WHEREAS, Qurate Retail and the Company are joint and several obligors with respect to certain indemnity obligations to the members of the Malone Group and Diller pursuant to Section 8 of the Transaction Agreement (the obligations set forth in Section 8 together with the portions of Sections 1 and 16 of the Transaction Agreement related thereto  surviving the termination of the Transaction Agreement, the “Continuing Obligations”) and are entitled to certain rights pursuant to Section 8 of the Transaction Agreement (the rights set forth in Section 8, together with the portions of Sections 1 and 16  of the Transaction Agreement related thereto surviving the termination of the Transaction Agreement, the “Continuing Rights”);

WHEREAS, simultaneously with the execution of this Assumption Agreement, Parent, LEMS II Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and the Company are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger, and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”); and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption Agreement hereby agree, effective only as of (and subject to the occurrence of) the Closing, as follows:

Section 1.          Assumption.

(a)  Parent hereby agrees, effective only as of (and subject to the occurrence of) the Closing, (i) to be bound by, perform and observe, the Continuing Obligations and (ii) to be jointly and severally liable with the Company (and the Surviving Company and Qurate Retail) for all of the Continuing Obligations.

(b)  Qurate Retail hereby agrees, effective only as of (and subject to the occurrence of) the Closing, that Parent, together with the Company (and the Surviving Company), shall be entitled to exercise and enforce all of the Continuing Rights.

(c)  Effective only as of (and subject to the occurrence of) the Closing, if Parent or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the Continuing Obligations and be entitled to all of the Continuing Rights applicable to Parent set forth in this Assumption Agreement.

(d) Effective only as of (and subject to the occurrence of) the Closing, if Qurate Retail or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Qurate Retail or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the Continuing Obligations and be entitled to all of the Continuing Rights applicable to Qurate Retail set forth in this Assumption Agreement.

Section 2.          Acceptance by Parties.  Each of the Company, Qurate Retail, Diller, Malone and Mrs. Malone hereby accepts, effective only as of (and subject to the occurrence of) the Closing, this Assumption Agreement.

Section 3.        Effect on the Transaction Agreement Provisions; Consent.  Nothing in this Assumption Agreement is intended to constitute, or shall constitute, an amendment, alteration or modification of the provisions of the Transaction Agreement that survived termination of the Transaction Agreement in any respect, and Qurate Retail and the Company (and following the Upstream Effective Time, the Surviving Company) shall continue to be bound by each and every covenant, agreement, term, condition, obligation, duty and liability of the Qurate Retail and Company, respectively, contained therein.

Each of Parent, the Company, Qurate Retail, Diller, Malone and Mrs. Malone hereby irrevocably consents to the assignment by the Surviving Corporation of all its rights, benefits and obligations under this Assumption Agreement and the provisions of the Transaction Agreement that survived termination of the Transaction Agreement, to the Surviving Company in connection with the consummation of the Upstream Merger.

Section 4.          Amendment and Waiver.  This Assumption Agreement may not be amended, modified, or waived except in a written instrument executed by the parties hereto.  Any amendment, waiver or modification of this Assumption Agreement without such consent shall be null and void.  The failure of any party to enforce any of the provisions of this Assumption Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Assumption Agreement in accordance with its terms.

Section 5.          Notices.  Any notices or other communications to Parent or, following the Closing, the Company required or permitted under, or otherwise in connection with the Continuing Obligations or Continuing Rights, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as set forth to Parent as set forth below:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:          Chief Legal Officer
Email:       Separately provided
Facsimile: Separately provided

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

or such other address, email address or facsimile number as Parent may hereafter specify by notice (as contemplated by this sentence) to the other parties hereto, and to any other party, to such party as set forth in Section 16(j) of the Transaction Agreement (as such Section 16(j) survived termination of the Transaction Agreement).

Section 6.          Binding Effect; Assignment.  Neither this Assumption Agreement nor any of the rights or obligations under this Assumption Agreement shall be assigned by any party without the prior written consent of the other parties hereto.  Any assignment in violation of the preceding sentence shall be void.  This Assumption Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.          Governing Law; Jurisdiction and Venue.  This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Assumption Agreement and of the documents referred to in this Assumption Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Assumption Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively  in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in Section 16(j) of the Transaction Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 8.          Termination/Amendment.  If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder.  This Assumption Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

Section 9.          Counterparts.  This Assumption Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 10.      Severability.  Whenever possible, each provision (or portion thereof) of this Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Assumption Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Assumption Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.          Headings.  The headings contained in this Assumption Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assumption Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the day and year first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
Name: Christopher W. Shean
Title: President and Chief Executive Officer

QURATE RETAIL, INC.

By:	/s/ Albert E. Rosenthaler
Name: Albert E. Rosenthaler
Title: Chief Corporate Development Officer

/s/ Barry Diller
Barry Diller

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

[Signature Page to Assumption Agreement]